Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in  Registration Statement Nos. 333-169296, 333-169295, 333-151763, 333-197890 and 333-217676 on Form S-8 of our report dated January 14, 2021, relating to the consolidated financial statements and financial statement schedule of Photronics, Inc., and the effectiveness of Photronics, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Photronics, Inc. for the year ended October 31, 2020.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
January 14, 2021